As filed with the Securities and Exchange Commission on February 28, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________________

FORM S‑8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

____________________________

SILK ROAD MEDICAL, INC.

(Exact name of Registrant as specified in its charter)

Delaware	20-8777622
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
1213 Innsbruck Drive Sunnyvale, California (Address of Principal Executive Offices)	94089 (Zip Code)

____________________________

Silk Road Medical, Inc. 2019 Equity Incentive Plan

Silk Road Medical, Inc. 2019 Employee Stock Purchase Plan

(Full title of the plan)

____________________________

Kevin M. Klemz

Executive Vice President, Chief Legal Officer and Secretary

Silk Road Medical, Inc.

14755 27th Avenue North

Plymouth, Minnesota 55447

(Name and address of agent for service)

(763) 335-5099

(Telephone number, including area code, of agent for service)

Copies requested to:

Amy E. Culbert, Esq.

Fox Rothschild LLP

City Center

33 South Sixth Street, Suite 3600

Minneapolis, Minnesota  55402-3601

(612) 607-7000

___________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company”  and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

REGISTRATION OF ADDITIONAL SECURITIES PURSUANT TO GENERAL INSTRUCTION E

This Registration Statement on Form S-8 (this “Registration Statement”) has been filed by Silk Road Medical, Inc. (the “Registrant”) to register (i) 1,566,619 additional shares of common stock, par value $0.001 per share, of the Registrant (the “Common Stock”) available for issuance under the Silk Road Medical, Inc. 2019 Equity Incentive Plan (the “2019 Plan”) and (ii) 391,654 additional shares of Common Stock available for sale under the Silk Road Medical, Inc. 2019 Employee Stock Purchase Plan (the “ESPP”).

The number of shares of Common Stock available for issuance under the 2019 Plan is subject to an annual increase on the first day of each fiscal year, by an amount equal to the least of: (i) 3,000,000 shares, (ii) four percent (4%) of the outstanding shares of Common Stock on the last day of the immediately preceding fiscal year or (iii) such number of shares of Common Stock determined by the Registrant’s board of directors. The number of shares of Common Stock available for sale and issuance under the ESPP is subject to an annual increase on the first day of each fiscal year, by an amount equal to the least of (i) 1,200,000 shares, (ii) one percent (1%) of the outstanding shares of Common Stock on the last day of the immediately preceding fiscal year or (iii) such number of shares of Common Stock determined by the Registrant’s board of directors no later than the last day of the immediately preceding fiscal year.

This Registration Statement relates to securities of the same class as those that were previously registered by the Registrant on several Registration Statements on Form S-8 filed with the Securities and Exchange Commission (the “SEC”), including most recently a Registration Statement on Form S-8 (Reg. No. 333-270123) filed with the SEC on February 28, 2023 (the “2023 Registration Statement”).

Pursuant to General Instruction E to Form S-8 regarding registration of additional securities, the entire contents of the 2023 Registration Statement are incorporated herein by reference, except to the extent supplemented, amended or superseded by the information set forth herein.

PART II

Information Required In The Registration Statement

Item 3.Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents which have been previously filed (not furnished) with the SEC:

(a)The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on February 28, 2024 (File No. 001-38847); and

(b)The description of the Common Stock contained in the Description of Securities filed as Exhibit 4.3 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on February 28, 2024, including any amendments or reports filed for the purpose of updating such description (File No. 001-38847).

In addition, all other documents filed (not furnished) by the Registrant pursuant to Section 13(a), Section 13(c), Section 14 or Section 15(d) of the Securities Exchange Act of 1934, as amended, on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated in this Registration Statement by reference and to be a part of this Registration Statement from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished to and not filed with the SEC in accordance with the rules of the SEC shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 5.Interests of Named Experts and Counsel.

Not applicable.

Item 6.Indemnification of Directors and Officers.

Delaware General Corporation Law

Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Section 145(b) of the DGCL states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(d) of the DGCL states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (4) by the stockholders.

Section 145(f) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.

Section 145(j) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or an officer, except for liability for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock purchases or redemptions in the case of a director, for any transaction from which the director or officer derived an improper personal benefit or in the case of an officer any action by or in the right of the corporation. No such provision shall eliminate or limit the liability of a director or officer for any act or omission occurring prior to the date when such provision becomes effective.

Certificate of Incorporation

The Company has adopted provisions in its Restated Certificate of Incorporation that limit director and officer liability in accordance with, and to the fullest extent provided by, the provisions of the DGCL as they may from time to time be amended.

Bylaws

The Company’s Amended and Restated Bylaws provide for the indemnification of eligible persons, including directors and officers, to the fullest extent permitted by the DGCL.

Indemnification Agreements

The Company has entered into agreements with its directors and executive officers that require the Company to indemnify them against certain liabilities that may arise by reason of their status or service as directors or executive officers to the fullest extent permitted by the Company’s Restated Certificate of Incorporation, Amended and Restated Bylaws and DGCL or other applicable law.

Insurance Policies

The Company purchased an insurance policy that purports to insure our directors and officers against certain liabilities incurred by them in the discharge of their functions as directors and officers.

The foregoing description of Section 145 of the DGCL and the Registrant’s Restated Certificate of Incorporation and Amended and Restated Bylaws is only a summary and is qualified in its entirety by the full text of each of the foregoing.

The Registrant understands that it is the position of the SEC that insofar as the foregoing provisions may be invoked to disclaim liability for damages arising under the Securities Act of 1933, as amended, that such provisions are against public policy as expressed in the Securities Act of 1933, as amended, and are therefore unenforceable.

Item 8.Exhibits.

The following exhibits are filed with or incorporated by reference into this Registration Statement:

Exhibit No.	Description
3.1

Restated Certificate of Incorporation of Silk Road Medical, Inc. (Incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (File No. 001-38847).

3.2

Amended and Restated Bylaws of Silk Road Medical, Inc. effective as of March 15, 2023 (Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K as filed with the SEC on March 15, 2023 (File No. 001-38847)).

4.1

Specimen Common Stock Certificate of Silk Road Medical, Inc. (Incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 as filed with the SEC on August 6, 2019  (Reg. No. 333-233044)).

5.1	Opinion of Fox Rothschild LLP (Filed herewith).
23.1	Consent of Independent Registered Public Accounting Firm LLP (Filed herewith).
23.2	Consent of Fox Rothschild LLP (Included within the opinion filed as Exhibit 5.1).
24.1	Power of Attorney (Included on signature page to this Registration Statement).
99.1

Silk Road Medical, Inc. 2019 Equity Incentive Plan (Incorporated by reference to Exhibit 10.5 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (File No. 001-38847)).

99.2

Silk Road Medical, Inc. 2019 Employee Stock Purchase Plan (Incorporated by reference to Exhibit 10.3 to the Registrant’s Registration Statement on Form S-1 as filed with the SEC on August 6, 2019 (Reg. No. 333-233044)).

107	Filing Fee Table (Filed herewith).

Item 9.  Undertakings.

(a)	The Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (“Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on February 28, 2024.

SILK ROAD MEDICAL, INC.

By:	/s/Charles S. McKhann
Charles S. McKhann
Chief Executive Officer and Director

POWER OF ATTORNEY

Each of the undersigned officers and directors of Silk Road Medical, Inc. hereby severally constitutes and appoints Charles S. McKhann, Lucas W. Buchanan and Kevin M. Klemz, and each of them singly (with full power to each of them to act alone), as the true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them, for each of the undersigned and in each of the undersigned’s name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as each of the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or any of their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name and Signature	Title	Date

/s/ Charles S. McKhann	Chief Executive Officer and Director (Principal Executive Officer)	February 28, 2024

Charles S. McKhann
/s/ Lucas W. Buchanan	Chief Operating Officer and Chief Financial Officer (Principal Financial Officer)	February 28, 2024

Lucas W. Buchanan
/s/ Mhairi L. Jones	Vice President, Finance and Chief Accounting Officer (Principal Accounting Officer)	February 28, 2024

Mhairi L. Jones
/s/ Rick D. Anderson	Director	February 28, 2024

Rick D. Anderson
/s/ Kevin J. Ballinger	Director	February 28, 2024

Kevin J. Ballinger
/s/ Tanisha V. Carino	Director	February 28, 2024

Tanisha V. Carino
/s/ Tony M. Chou, M.D.	Director	February 28, 2024

Tony M. Chou, M.D.
/s/ Jack W. Lasersohn	Chair of the Board	February 28, 2024

Jack W. Lasersohn
/s/ Elizabeth H. Weatherman	Director	February 28, 2024

Elizabeth H. Weatherman
/s/ Donald J. Zurbay	Director	February 28, 2024

Donald J. Zurbay